EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Edison International
Rosemead, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Edison International, as listed below, of our report dated June 24, 2011, relating to the financial statements and supplemental schedule of the Edison 401(k) Savings Plan (the “Plan”) appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2010.

Registration Form	File No.	Effective Date

Form S-8	333-162989	November 9, 2009
Form S-8	333-129442	November 4, 2005
Form S-8	333-115802	May 24, 2004
Form S-8	333-101038	November 6, 2002
Form S-8	333-74240	November 30, 2001

/s/ BDO, USA, LLP
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BDO, USA, LLP
Costa Mesa, California
June 24, 2011